QUAKER CHEMICAL CORPORATION
                     DIRECTOR STOCK OWNERSHIP PLAN



1.   PURPOSE OF THE PLAN.

     The purpose of the Quaker Chemical Corporation Director Stock Ownership Plan is to encourage Directors of Quaker Chemical Corporation, a Pennsylvania corporation (the "Company"), to increase their individual investment in the Company and thereby align their interests more closely with the interests of other shareholders of the Company.

2.   DEFINITIONS.

     Unless the context clearly indicates otherwise, the following terms when used in the Plan shall have the following meanings:

     (a) "Annual Retainer" means the annual fee paid to Eligible
Directors for service as a member of the Board. Annual Retainer shall not include fees paid for services as a committee chair or for attending meetings of the Board or Board committees.

     (b) "Beneficial Owner" shall have the meaning set forth in Rule 16a- 1(a)(2) of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor Rule.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Committee" means the committee appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be the Compensation/Management Development Committee of the Board.

     (e) "Common Stock" means the Common Stock, $1.00 par value, of the Company.

     (f) "Discretionary Election" means an election made by an Eligible Director pursuant to Section 7.

     (g) "Eligible Director" means a member of the Board who is not an employee of the Company and who is not affiliated with General Counsel to the Company.

     (h) "Fair Market Value" of a share of Common Stock means, on any date, an amount equal to the average of the closing prices per share of Common Stock as reported by the composite tape of the New York Stock Exchange for the first 2 of the 4 trading days immediately preceding the Retainer Payment Date.


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     (i) "Measuring Date" means May 1 of each calendar year commencing
April 1, 1997.

     (j) "Plan" means the Quaker Chemical Corporation Director Stock Ownership Plan.

     (k) "Retainer Payment Date" means June 1 of each calendar year commencing June 1, 1997 or if June 1 of any year is not a day on which the New York Stock Exchange is open for trading, Retainer Payment Date shall be the first day thereafter on which the New York Stock Exchange is open for trading.

     (l) "Rule 16b-3" means Rule 16b-3 of the General Rules and
Regulations under the Securities Exchange Act of 1934 or any successor
Rule.

3.   PLAN ADMINISTRATION.

     The Plan will be administered by the Committee. The Committee shall have full power, discretion and authority to interpret and administer the Plan consistent with the express provisions of the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

4.   EFFECTIVE DATE AND DURATION.

     The effective date of the Plan shall be May 1, 1997. Unless sooner terminated by the Board, the Plan shall remain in effect until April 30, 2007.

5.   COMMON STOCK SUBJECT TO THE PLAN.

     The maximum number of shares of Common Stock which may be issued under the Plan shall be 50,000 subject to adjustment in accordance with
Section 9, which shares may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose.

6.   PAYMENT OF ANNUAL RETAINER.

     (a) The Company will pay the Annual Retainer on the Retainer
Payment Date.

     (b) If on the Measuring Date immediately preceding a Retainer Payment Date an Eligible Director is the Beneficial Owner of less than 5,000 shares of Common Stock, 75% of the Annual Retainer payable to the Eligible Director shall be paid in shares of Common Stock, and 25% of the Annual Retainer shall be paid in cash.



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     (c) If on the Measuring Date immediately preceding a Retainer
Payment Date an Eligible Director is the Beneficial Owner of 5,000 or more shares of Common Stock, unless the Eligible Director made a Discretionary Election, the Annual Retainer payable to the Eligible Director shall be paid 75% in shares of Common Stock and 25% of the Annual Retainer shall be paid in cash. If an Eligible Director made a Discretionary Election, the Annual Retainer payable to the Eligible Director shall be paid in accordance with the terms of the Discretionary Election.

     (d) Shares of Common Stock issued in payment of the Annual Retainer shall be valued at Fair Market Value.

     (e) No fractional shares of Common Stock will be issued pursuant to this Section. The number of shares of Common Stock otherwise issuable under this Section shall be rounded down to the nearest whole share, and any fractional interest otherwise issuable shall be paid in cash.

7.   DISCRETIONARY ELECTION.

     If on the Measuring Date immediately preceding a Retainer Payment Date an Eligible Director is the Beneficial Owner of 5,000 or more shares of Common Stock, the Eligible Director may, in the Eligible Director's discretion, within the 10 day period following the Measuring Date, irrevocably elect to receive the payment of the next Annual Retainer in cash, in shares of Common Stock, or a combination of both (in proportions different from those set forth in Section 6). The Discretionary Election shall be made on a form provided the Eligible Director by the Company for that purpose. The Discretionary Election is made annually and is binding only with respect to the Annual Retainer payable following the date of the Discretionary Election.

8.   SUSPENSION, TERMINATION AND AMENDMENT OF THE PLAN.

     The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable, provided, however, no such amendments shall be effected between a Measuring Date and the next succeeding Retainer Payment Date.

9.   ADJUSTMENTS PROVISIONS.

     In the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, share exchange, stock split or reverse split, liquidation, dissolution, or other similar corporate transaction or event which affects the Common


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Stock such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of Eligible Directors' rights under the Plan, the Committee may make an adjustment in the number of shares of Common Stock subject to the Plan, and the number of shares of Common Stock which an Eligible Director is required to own.

10.  GENERAL PROVISIONS.

     (a) Notwithstanding any other provision of the Plan, the Company shall not be required to issue or deliver any certificate for shares of Common Stock prior to the fulfillment of all of the following conditions:

         (i) Any required listing or approval upon notice of issuance of such shares of Common Stock on any securities exchange on which the Common Stock may then be traded.

         (ii) Any registration or qualification of the shares of Common Stock subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, if such registration shall be necessary.

         (iii) Any registration or qualification of the shares of Common Stock under any state or federal law or regulation or other qualification which the Board deems necessary.

         (iv) Any other required consent or approval or permit from any state or federal government agency.

The Company shall use its best efforts to effect promptly such registrations and to comply promptly with such laws, regulations and rulings.

     (b) It is the intent of the Company that the Plan and all transactions under the Plan comply in all respects with applicable provisions of Rule 16b- 3. Accordingly, if any provision of the Plan or any transaction pursuant to the Plan does not comply with the requirements of Rule 16b-3 as then applicable to Eligible Directors, such provision or transaction will be construed, modified or deemed amended to the extent necessary to conform to the applicable requirements with respect to such Eligible Director. To the extent that any provision of the Plan or any action by the Board or the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and to the extent deemed advisable by the Board or the Committee.

     (c) Nothing contained in the Plan will confer upon any Director any right to continue to serve as a member of the Board.


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The Plan shall not interfere with or limit in any way the right of the Company to remove an Eligible Director from the Board.

     (d) The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for members of the Board as it may deem desirable.

     (e) To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania.

     (f) In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

     (g) The issuance of shares of Common Stock under the Plan shall be subject to applicable taxes or other laws or regulations of the United States of America or any state having jurisdiction. To the extent required by applicable law or regulation, an Eligible Director must arrange with the Company for the payment of any federal, state or local income or other tax applicable to the receipt of Common Stock under the Plan before the Company shall be required to deliver to the Eligible Director a certificate for Common Stock.

     (h) Titles and headings of sections of the Plan are for convenience of reference only and shall not affect the construction of any provision of the Plan.


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